                                                                      EXHIBIT 11


                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (000's omitted except per share data)


                                                             Nine Months Ended             Three Months Ended
                                                                September 30,                  September 30,
                                                           -----------------------       -------------------------
                                                             2000           1999           2000            1999
                                                           --------       --------       ---------       --------
Basic earnings per share:
      Net income ...................................       $159,634       $207,777       $   5,577       $ 57,046
                                                           ========       ========       =========       ========
      Average shares outstanding ...................        160,924        164,542         159,732        162,638
                                                           ========       ========       =========       ========
      Net income per common share ..................       $    .99       $   1.26       $     .03       $    .35
                                                           ========       ========       =========       ========


Diluted earnings per share:
      Net income ...................................       $159,634       $207,777       $   5,577       $ 57,046
      Interest on convertible debentures--
        net of tax..................................            946          1,239             -0-            381
                                                           --------       --------       ---------       --------
      Net income for per share calculation
        (diluted)...................................       $160,580       $209,016       $   5,577       $ 57,427
                                                           ========       ========       =========       ========

      Average shares outstanding ...................        160,924        164,542         159,732        162,638


      Effective of dilutive securities:
       5.5% convertible senior debentures ..........          2,072          2,889             -0-          2,889
       Stock options ...............................          1,162          1,626           1,828          1,705
                                                           --------       --------       ---------       --------
      Total dilutive shares ........................        164,158        169,057         161,560        167,232
                                                           ========       ========       =========       ========
      Net income per common share--diluted .........       $    .98       $   1.24       $     .03       $    .34
                                                           ========       ========       =========       ========


ANTI-DILUTIVE SECURITIES - According to the provisions of SFAS No. 128 "Earnings Per Share", the Company's 5.5% convertible senior debentures due 2002, representing approximately 2,072 shares in conversion, were not included in the computation of diluted earnings per share for the three months ended September 30, 2000 because to do so would be antidilutive.

Options to purchase approximately 970 and 904 shares of the Company, with exercise prices ranging from $37.88 to $45.37 per share were outstanding at both September 30, 2000 and 1999, but were not included in the computation of diluted earnings per share for the three-month periods ended September 30, 2000 and 1999 since inclusion of these options would have anti-dilutive effects as the options' exercise prices exceeded the respective average market prices of the Company's shares. Options to purchase 1,158 and 995 shares of the Company, with exercise prices ranging from $34.50 to $45.37 and $36.63 to $45.37 per share, were outstanding at September 30, 2000 and 1999, respectively and not included in the nine-month period computations of diluted earnings per share due to anti-dilutive effects.